Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 12:27 PM 11/07/2011 FILED 12:24 PM 11/07/2011 SRV 111172139 - 2999595 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

API TECHNOLOGIES CORP.

API Technologies Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SECOND: That upon the effectiveness of this Certificate of Amendment, a new Article SEVENTH shall be added to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, said Article shall read in its entirety as follows:

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 4th day of November, 2011.

API TECHNOLOGIES CORP.

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Chief Executive Officer